BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                  SUBSIDIARIES


1.    Brilliant Interactive Ideas Pty., Ltd., an Australian corporation.

2. Trojan Television Limited, a corporation formed under the laws of England and Wales.